Exhibit T3E-5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 23, 2005

NAVIGANT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-24387	52-2080967
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

84 INVERNESS CIRCLE EAST ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (303) 706-0800

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAVIGANT INTERNATIONAL, INC.

FORM 8-K

ITEM 8.01. OTHER EVENTS

Navigant International, Inc. (“Navigant”) announces that it has terminated its solicitation of consents from holders of Navigant’s 4.875% Convertible Subordinated Debentures due 2023 (“Debentures”) that commenced on June 10, 2005. As a result, Navigant will not accept any of the consents granted in that solicitation. As discussed below, a new solicitation of consents from Debenture holders is being commenced on June 23, 2005.

The new solicitation, as did the terminated solicitation, concerns the indenture dated as of November 7, 2003 (the “Indenture”), between Navigant and Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank Minnesota, N.A., as trustee, pursuant to which the Debentures were issued. The purposes of the new consent solicitation are: (1) to amend the Indenture relating to certain reporting provisions so as to extend the time periods for providing the Trustee with its annual compliance certificate and Annual Report on Form 10-K for the fiscal year ended December 26, 2004 to October 31, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ending June 26, 2005 to November 9, 2005 (the “reporting amendment”); (2) to request holders of the Debentures waive all existing defaults with respect to the reporting provisions of the Indenture prior to the effective date of the amendment, any Events of Default under the Indenture as a result of such defaults and any and all rights to cause the principal of, and accrued interest on, the Debentures to be immediately due and payable as a result of such defaults (the “waiver”); and (3) to amend the Indenture to add as a term of the Debentures a make-whole provision concerning adjustments for conversion upon certain Changes of Control of Navigant (the “make-whole amendment”).

Under the make-whole amendment, if a Change of Control occurs on or prior to November 1, 2010, and 10% or more of the consideration for the Navigant common stock in the Change of Control consists of consideration other than common stock that is traded or scheduled to be traded following the transaction on a U.S. national securities exchange or the Nasdaq National Market, Navigant would increase the conversion rate for the Debentures by a number of additional shares. In the case of a Change of Control where the conversion rate would be so increased and in which there would also be a public acquirer change of control, Navigant at its option, in lieu of increasing the conversion rate, could adjust the conversion rate and related conversion obligation so that from and after the effective date of a public acquirer change of control holders of Debentures would be entitled to convert their Debentures into a number of shares of the public acquirer common stock. A public acquirer change of control means an event constituting a Change in Control that would obligate Navigant to increase the conversion rate and the acquirer has a class of common stock traded on the U.S. national securities exchange or quoted in the National Association of Securities Dealers Automated Quotation System or which will be so traded or quoted when issued or exchanged in connection with the Change of Control.

The new solicitation is subject to the right of the Company to withdraw the solicitation if Navigant files with the SEC its 2004 Annual Report on Form 10-K and the 10-Q Report for the first fiscal quarter of 2005, and delivers a compliance certificate to the trustee, prior to the Expiration Time of the solicitation. The new solicitation will be open until 11:59 p.m., New York City time, on July 21, 2005. Holders of Debentures must deliver their consents to all of the reporting amendment, the make-whole amendment and the waiver on or before the Expiration Time.

Holders must grant valid consents in respect of a majority in the aggregate principal amount of all outstanding Debentures to approve the reporting amendment, the make-whole amendment and the waiver. Navigant has obtained agreements from holders of 51.1% of the aggregate outstanding principal amount of the Debentures to provide their consents in the new solicitation.

The purpose of the consent solicitation which was commenced on June 10, 2005 was to approve the reporting amendment and the waiver.

This announcement is not a solicitation of consent with respect to the Debentures. The consent solicitation is being made solely by a Consent Solicitation Statement and related documents.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2005.

NAVIGANT INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ Robert C. Griffith
Name:	Robert C. Griffith
Title:	Chief Operating Officer, Chief
Financial Officer and Treasurer
(Principal Financial and
Accounting Officer)

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